UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Kaleyra, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held February 14, 2023

The Special Meeting of Kaleyra, Inc., a Delaware corporation, will be held on February 14, 2023, at 11:00 a.m. Eastern Time, virtually at https://www.cstproxy.com/kaleyra/sm2023, for the purpose of acting upon proposals:

1. To approve the adoption of an amendment to the Company’s certificate of incorporation to effect a reverse split of the Company’s outstanding common stock at a ratio in the range of 1-for-2 to 1-for-5, to be determined at the discretion of the Company’s board of directors and publicly disclosed prior to the effectiveness of such reverse stock split, whereby each outstanding 2 to 5 shares would be reclassified and combined into 1 share of the Company’s common stock, to enable the Company to comply with the New York Stock Exchange continued listing requirements (the “Reverse Stock Split”).

2. To approve one or more adjournments of the Special Meeting, if necessary or appropriate, if a quorum is present, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve Proposal 1.

The meeting may be adjourned from time to time as described in the accompanying Proxy Statement and, at any reconvened meeting, action with respect to the matters specified in this notice may be taken without further notice to the shareholders, unless required by applicable law or the bylaws of the Company.

Our board of directors recommends a vote FOR Proposal 1 and Proposal 2. Stockholders of record at the close of business on January 5, 2023 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 85 Broad Street, New York, NY 10004.

By order of the Board of Directors,

/s/ Dr. Avi S. Katz

Dr. Avi S. Katz

Chairman of the Board and Secretary

January 9, 2023

IMPORTANT: Please vote your shares via the Internet, as described in the accompanying materials, to assure that your shares are represented at the meeting, or, if you received a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 14, 2023: Our Proxy Statement is enclosed. Financial and other information concerning Kaleyra, Inc. is contained in our Annual Report to Stockholders for the fiscal year ended December 31, 2021, our Quarterly Reports for the fiscal quarters ended March 31, 2022, June 30, 2022 and September 30, 2022 and our Current Reports on Form 8-K since January 1, 2022, each of which is filed with the Securities and Exchange Commission.

SPECIAL MEETING PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in our Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Special Meeting of Stockholders

● Time and date:	11:00 a.m., Eastern Time, February 14, 2023

● Place:	Virtually, at: https://www.cstproxy.com/kaleyra/sm2023

● Record date:	January 5, 2023

● How to vote:	In general, you may vote by the Internet or mail. See “Voting Instructions” on page 3 for more detail regarding how you may vote if you are a registered holder or a beneficial owner of shares held in “street name.”

Voting Matters

	Board Voting Recommendations	Page Reference (for more detail)
Reverse Stock Split	FOR	5
Adjournment Proposal	FOR	12

KALEYRA, INC.

KALEYRA, INC.

85 BROAD STREET NEW YORK, NY 10004

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD FEBRUARY 14, 2023

The Board of Directors of Kaleyra, Inc. is soliciting your proxy for the Special Meeting of Stockholders to be held on February 14, 2023, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. This Proxy Statement and related materials are first being made available to stockholders on or about January 5, 2023. References in this Proxy Statement to the “Company,” “we,” “our,” “us” and “Kaleyra” are to Kaleyra, Inc.

SOLICITATION AND VOTING

Record Date

Only stockholders of record at the close of business on January 5, 2023 will be entitled to notice of and to vote at the meeting and any adjournment thereof. As of the record date, 45,359,035 shares of common stock were outstanding and entitled to vote.

Quorum

A majority of the shares of common stock outstanding as of the record date must be represented at the meeting, either in person or by proxy, to constitute a quorum for the transaction of business at the meeting. The 2,798,058 issued shares of common stock held by Kaleyra as Treasury Shares (which are not considered as outstanding), as a matter of Delaware law, do not count for purposes of determining whether a quorum is present at the meeting and are not entitled to be voted. Your shares will be counted towards the quorum if you submit a valid proxy (or one is submitted on your behalf by your broker or bank) or if you vote in person at the meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

Vote Required to Adopt Proposals.

Each share of our common stock outstanding on the record date is entitled to one vote on the proposals. Votes that are withheld will be excluded entirely from the vote and will have the same effect as an abstention. Approval of the reverse stock split proposal requires the affirmative vote of a majority of the outstanding shares of common stock of the Company as of the record date. Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of common stock of the Company represented and entitled to vote on this item at the Special Meeting.

Effect of Abstentions and Broker Non-Votes.

Abstentions will have the same effect as an “against” vote on the proposals. Broker non-votes are not expected to occur in connection with the proposals because brokers, banks, trustees and other nominees have discretionary voting authority to vote shares on the proposals under stock exchange rules without specific instructions from the beneficial owner of such shares.

Voting Instructions

If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your voting instructions. If no choice is indicated on the proxy card, the shares will be voted as the board recommends on the proposal. Many banks and brokerage firms have a process for their beneficial owners to provide instructions via the Internet. The voting form that you receive from your bank or broker will contain instructions for voting.

Depending on how you hold your shares, you may vote in one of the following ways:

Stockholders of Record: You may vote by proxy or over the Internet. Please follow the instructions provided in the Notice, or, if you requested printed copies of the proxy materials, on the proxy card you received, then sign and return it in the prepaid envelope. You may also vote in person at the Special Meeting.

Beneficial Stockholders: Your bank, broker or other holder of record will provide you with a voting instruction card for you to use to instruct them on how to vote your shares. Check the instructions provided by your bank, broker or other holder of record to see which options are available to you. However, since you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid proxy from your bank, broker or other agent.

Votes submitted via the Internet must be received by 11:59 p.m., Eastern Time, on February 13, 2023. Submitting your proxy via the Internet will not affect your right to vote in person should you decide to attend the Special Meeting in person.

If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the polls close by returning a later-dated proxy card, by voting again by Internet as more fully detailed in your Notice or proxy card, or by delivering written instructions to the Corporate Secretary before the Special Meeting. Attendance at the Special Meeting will not in and of itself cause your previously voted proxy to be revoked unless you specifically so request or vote again at the Special Meeting. If your shares are held in an account at a bank, brokerage firm or other agent, you may change your vote by submitting new voting instructions to your bank, brokerage firm or other agent, or, if you have obtained a legal proxy from your bank, brokerage firm or other agent giving you the right to vote your shares, by attending the Special Meeting and voting in person.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail, we will request banks, brokers and other intermediaries holding shares of our common stock beneficially owned by others to obtain proxies from the beneficial owners and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and employees to solicit proxies, personally or by telephone, without additional compensation.

Voting Results

We will announce preliminary voting results at the Special Meeting. We will report final results in a Form 8-K report filed with the SEC.

PROPOSAL 1:

REVERSE STOCK SPLIT PROPOSAL

Introduction

Our board of directors may approve an amendment to our Certificate of Incorporation to combine the outstanding shares of our common stock into a lesser number of outstanding shares (a “Reverse Stock Split”). If approved by the stockholders as proposed, the board of directors would have the sole discretion as to whether to effect the Reverse Stock Split, if at all, within one year of the date the proposal is approved by stockholders and to fix the specific ratio for the combination, in the range of 1-for-2 to 1-for-5, to be determined at the discretion of the board of directors and publicly disclosed prior to the effectiveness of such reverse stock split, whereby each outstanding 2 to 5 shares would be reclassified and combined into 1 share of the Company’s common stock, to enable the Company to comply with the New York Stock Exchange (“NYSE”) continued listing requirements, as set forth in Section 802.01C of the NYSE’s Listed Company Manual (hereafter referred to as “Section 802.01C”). Even if the proposal is approved by the stockholders, the board of directors has the discretion to abandon the amendment and not effect the Reverse Stock Split.

We believe that enabling the board of directors to fix the specific ratio of the Reverse Stock Split within the stated range will provide the Company with the flexibility to implement it in a manner designed to maximize the anticipated benefits for its stockholders. In fixing the ratio of the Reverse Stock Split, the board of directors may consider, among other things, factors such as the continued listing requirements of the NYSE; the number of shares of our common stock outstanding; potential financing opportunities; and prevailing general market and economic conditions.

The Reverse Stock Split, if approved by our stockholders, would become effective upon the filing of an amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware, or at the later time as may be set forth in the amendment. The exact timing of the amendment will be determined by the board of directors based on its evaluation as to when such action would be the most advantageous to the Company and the stockholders. In addition, the board of directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to abandon the amendment and the Reverse Stock Split if, at any time prior to the effectiveness of the filing of the amendment with the Secretary of State of the State of Delaware, the board of directors, in its sole discretion, determines that it is no longer in the best interest of the Company and its stockholders to proceed.

The proposed form of amendment to our Certificate of Incorporation to effect the Reverse Stock Split is attached as Appendix A to this proxy statement. Any amendment to our Certificate of Incorporation to effect the Reverse Stock Split will include the Reverse Stock Split ratio fixed by the board of directors, within the range approved by our stockholders.

Reasons for the Reverse Stock Split

Our primary reason for recommending the Reverse Stock Split is because we expect that the Reverse Stock Split, once effective, will allow the Company’s stock to regain compliance with the continued listing requirements of the NYSE.

On November 7, 2022, we received a written notice (the “Notice”) from the NYSE that the Company was not in compliance with the continued listing criteria set forth in Section 802.01C, as the average closing price of the Company’s common stock was less than $1.00 per share over a consecutive 30 trading-day period. In accordance with Section 802.01C, the Company has until May 7, 2023 to regain compliance with the average closing price requirement. The Company may regain compliance at any time during the six-month cure period if on the last trading day of any calendar month during the six-month cure period the common stock has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the consecutive 30 trading-day period ending on the last trading day of that month. If the Company is unable to regain compliance with the $1.00 share price rule within this period, the NYSE will initiate procedures to suspend and delist the common stock.

Reducing the number of outstanding shares of common stock should, absent other factors, generally increase the per share market price of the common stock. Although the intent of the Reverse Stock Split is to increase the price of the common stock, there can be no assurance, however, that even if the Reverse Stock Split is effected, that the market price of our common stock will be sufficient, over time, for us to regain or maintain compliance with the NYSE requirements.

Reducing the number of outstanding shares of our common stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, market and economic conditions, and the market perception of our business may adversely affect the market price of our common stock, regardless of the Reverse Stock Split. As a result, there can be no assurance that the Reverse Stock Split, if effected, will result in the intended benefits described above, that the market price of our common stock will increase following the Reverse Stock Split, that as a result of the Reverse Stock Split we will be able to regain or maintain an average closing price (and applicable month-end closing price) that meets the requirements of the NYSE or that the market price of our common stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our common stock after the Reverse Stock Split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split. Accordingly, the total market value of our common stock after the Reverse Stock Split may be lower than the total market value before the Reverse Stock Split.

In evaluating whether to seek stockholder approval for the Reverse Stock Split, our board of directors took into consideration negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock splits that investors, analysts and other stock market participants may hold; the fact that the stock prices of some companies that have effected reverse stock splits have subsequently declined, sometimes significantly, following their reverse stock splits; the possible adverse effect on liquidity that a reduced number of outstanding shares could cause; and the costs associated with implementing a reverse stock split.

Even if our stockholders approve the Reverse Stock Split, our board of directors reserves the right not to effect the Reverse Stock Split if, in the discretion of our board of directors, it would not be in the best interests of the Company and its stockholders.

Potential Effects of the Proposed Amendment

If our stockholders approve the Reverse Stock Split and the board of directors acts to effect it, the number of shares of common stock issued and outstanding will be reduced, depending upon the ratio determined by the board of directors as described above. The Reverse Stock Split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in our Company, except that as described below in “Fractional Shares”, record holders of common stock otherwise entitled to a fractional share as a result of the Reverse Stock Split because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of common stock to round up to the next whole share. In any event, cash will not be paid for fractional shares. In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares). The Reverse Stock Split will impact the exercise and issuance of restricted stock units (“RSUs”), warrants and convertible senior notes as detailed below in “Effect of the Reverse Stock Split on Restricted Stock Units, Warrants and Convertible Debt.”

The Reverse Stock Split will not change the terms of the common stock. However, as the number of authorized shares of our common stock will not be reduced proportionally in connection with the Reverse Stock

Split, the Reverse Stock Split will increase the Board’s ability to issue authorized and unissued shares without further stockholder action. After the Reverse Stock Split, the shares of common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized. The common stock will remain fully paid and non-assessable.

After the effective time of the Reverse Stock Split, we will continue to be subject to the periodic reporting and other requirements of the Exchange Act.

Certain Risks Associated with the Reverse Stock Split

In evaluating the proposed Reverse Stock Split, the board of directors also took into consideration certain risks associated with reverse stock splits generally, including the negative perception of reverse stock splits held by some investors, analysts and other stock market participants, the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels, and the risks described below.

There can be no assurance that the total market capitalization of our common stock after the implementation of the Reverse Stock Split will be equal to or greater than the total market capitalization before the Reverse Stock Split or that the per share market price of our common stock following the Reverse Stock Split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split.

There can be no assurance that the market price per share of our common stock after the Reverse Stock Split will remain unchanged or increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split. For example, based on the closing price of our common stock on January 5, 2023, of $1.02 per share, if the board of directors were to implement the Reverse Stock Split and utilize a ratio of 1-for-5, we cannot assure you that the post-split market price of our common stock would be $5.10 (that is, $1.02 multiplied by 5) per share or greater. The market price of our common stock may fluctuate and potentially decline after the Reverse Stock Split.

Accordingly, the total market capitalization of our common stock after the Reverse Stock Split when and if approved and effected may be lower than the total market capitalization before the Reverse Stock Split. Moreover, in the future, the market price of our common stock following the Reverse Stock Split may not exceed or remain higher than the market price prior to the Reverse Stock Split.

If the Reverse Stock Split is approved and effected, the resulting per-share market price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of our common stock may not improve.

While the board of directors believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Stock Split will result in a per-share market price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

A decline in the market price of our common stock after the Reverse Stock Split is approved and effected may result in a greater percentage decline than would occur in the absence of the Reverse Stock Split.

If the Reverse Stock Split is approved and effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of the Reverse Stock Split. The market price of our common stock will, however, also be based upon our performance and other factors, which are unrelated to the number of shares of common stock outstanding.

The effect of the Reverse Stock Split could make it harder to comply with certain NYSE continued listing requirements.

Following the effectiveness of any Reverse Stock Split approved by the stockholders, current stockholders will hold fewer shares of common stock, with such number of shares dependent on the specific ratio for the Reverse Stock Split. For example, a 1-for-5 Reverse Stock Split is implemented, a stockholder owning a “round-lot” of 100 shares of common stock prior to the Reverse Stock Split would hold 20 shares of common stock following the Reverse Stock Split. This could ultimately lead to fewer round lot holders and jeopardize the Company’s ability to comply with NYSE’s continued listing requirements regarding round lot holders.

Because the number of authorized shares of our common stock will not be reduced proportionately, the reverse stock split will increase the Board’s ability to issue authorized and unissued shares without further stockholder action.

Because the number of authorized shares of our common stock will not be reduced proportionately, the Reverse Stock Split will increase the Board’s ability to issue authorized and unissued shares without further stockholder action. Without taking into account the impact of the proposed Reverse Stock Split, we already have a substantial number of authorized but unissued shares of common stock, the issuance of which would be dilutive to our existing stockholders and may cause a decline in the trading price of our common stock. With respect to authorized but unissued and unreserved shares, we could also use such shares to oppose a hostile takeover attempt or delay or prevent changes in control or changes in or removal of management. Other than the foregoing, there are no existing plans, arrangements or understandings relating to the issuance of any of the authorized, but unissued and unreserved shares, whether available as a result of the proposed Reverse Stock Split or otherwise.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the implementation of the Reverse Stock Split, the board of directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act, and the implementation of the proposed Reverse Stock Split will not cause the Company to go private.

Registered “Book-Entry” Holders of common stock

Our registered holders of common stock hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership. They are, however, provided with statements reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action to receive evidence of their shares of post-Reverse Stock Split common stock.

Holders of Certificated Shares of common stock

Stockholders holding shares of our common stock in certificated form will be sent a transmittal letter by the transfer agent after the effective time of the Reverse Stock Split. The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our common stock (the “Old Certificates”) to the transfer agent. Unless a stockholder specifically requests a new paper certificate or holds restricted shares, upon the stockholder’s surrender of all of the stockholder’s Old Certificates to the transfer agent, together with a properly completed and executed letter of transmittal, the transfer agent will register the appropriate number of shares of post-Reverse Stock Split common stock electronically in book-entry form and provide the stockholder with a statement reflecting the number of shares registered in the stockholder’s account. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of shares of post-Reverse Stock Split common stock to which these stockholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for appropriate number of shares of post-Reverse Stock Split common stock. If an Old Certificate has a restrictive legend on its reverse side, a new certificate will be issued with the same restrictive legend on its reverse side.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

We will not issue fractional shares in connection with the Reverse Stock Split. Instead, holders of common stock who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of common stock to round up to the next whole share. In any event, cash will not be paid for fractional shares.

Effect of the Reverse Stock Split on Restricted Stock Units, Warrants and Convertible Debt

Based upon the Reverse Stock Split ratio, appropriate adjustments are required to be made to the per share price and the number of shares issuable upon vesting of all outstanding RSUs. Following the Reverse Stock Split, the Compensation Committee of our board of directors will make appropriate adjustments with respect to the RSUs, including adjustments to (i) the maximum number of shares of common stock that may be awarded under the 2019 Equity Incentive Plan, (ii) the number of shares of common stock subject to each outstanding RSU and (iii) the price of each RSU. These adjustments would result in approximately the same value of shares of common stock being delivered upon vesting immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split, subject to the treatment of fractional shares.

Following the Reverse Stock Split, proportionate adjustments will also be made to the per share exercise price and number of shares issuable upon the exercise of our outstanding warrants in accordance with the terms thereof. These adjustments would result in approximately the same value of shares of common stock being delivered if exercised immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. However, if the holder of any warrant would be entitled to receive a fractional interest in a share of common stock upon the exercise of such warrant, the Company will, in accordance with the terms of such warrant, round down to the nearest whole number the number of shares of common stock to be issued to such holder.

Following the Reverse Stock Split, the Company will proportionately adjust the conversion rate applicable to convertible senior notes issued pursuant to the Indenture, dated as of June 1, 2021 (the “Indenture”), between the Company and Wilmington Trust, National Association, based on the Reverse Stock Split ratio, as described in the Indenture. The adjustment would result in approximately the same value of shares of common stock being delivered upon the conversion of any note immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split.

Accounting Matters

The proposed amendment to our Certificate of Incorporation will not affect the par value of our common stock. As a result, at the effective time of the Reverse Stock Split, the stated capital on our balance sheet attributable to the common stock will be reduced in the same proportion as the Reverse Stock Split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Consequently, the per share net income or loss will be retrospectively presented for prior periods to conform to the post-Reverse Stock Split presentation.

Furthermore, as neither the fair value, vesting conditions, nor the classification of any outstanding RSUs will change as a result of the Reverse Stock Split, modification accounting under Financial Accounting Standards Board Accounting Standards Codification Topic 718-20-35-2A will not be triggered by the Reverse Stock Split.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes, as of the date of this proxy statement, certain U.S. federal income tax consequences of the Reverse Stock Split to holders of our common stock. This summary addresses the tax consequences only to a U.S. holder of our common stock, which is a beneficial owner of our common stock that is either:

•	an individual citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if: (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons has the authority to control all of its substantial decisions or (ii) it has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

This summary is based on the provisions of the Internal Revenue Code of 1986 (the “Code”), U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this proxy statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. For example, this summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates or former citizens or residents, persons subject to the alternative or corporate minimum tax, persons whose functional currency is not the U.S. dollar, partnerships or other pass-through entities, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons who acquired their shares or equity awards in connection with employment or other performance of services, (iii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging transaction”, “conversion transaction” or other integrated investment transaction for federal income tax purposes, or (iv) persons that do not hold our common stock as “capital assets” (generally, property held for investment). This summary does not address backup withholding and information reporting. This summary does not address U.S. holders who beneficially own common stock through a “foreign financial institution” (as defined in Code Section 1471(d)(4)) or certain other non-U.S. entities specified in Code Section 1472. This summary does not address the Medicare tax on net investment income, or tax considerations arising under any state, local or foreign laws, or under federal estate or gift tax laws.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the Reverse Stock Split, and there can be no assurance that the Internal Revenue Service will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge.

Each holder should consult his, her or its own tax advisors concerning the particular U.S. federal tax consequences of the Reverse Stock Split, as well as the consequences arising under the laws of any other taxing jurisdiction, including any foreign, state, or local income tax consequences.

General Tax Treatment of the Reverse Stock Split

The Reverse Stock Split is intended to qualify as a “reorganization” under Section 368 of the Code that should constitute a “recapitalization” for U.S. federal income tax purposes. Assuming the Reverse Stock Split qualifies as a reorganization, a U.S. holder generally will not recognize gain or loss upon the exchange of our common shares for a lesser number of common shares, based upon the Reverse Stock Split ratio.

Assuming the Reverse Stock Split qualifies as a reorganization, (i) a U.S. holder’s aggregate tax basis in the lesser number of common shares received in the Reverse Stock Split will be the same as such U.S. holder’s aggregate tax basis in the shares of our common stock that such U.S. holder owned immediately prior to the Reverse Stock Split, and (ii) the holding period for the common shares received in the Reverse Stock Split will include the period during which a U.S. holder held the shares of our common stock that were surrendered in the Reverse Stock Split. The United States Treasury regulations provide detailed rules for allocating the tax basis and holding period of the shares of our common stock surrendered to the shares of our common stock received pursuant to the Reverse Stock Split. U.S. holders of shares of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

THE FOREGOING IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT, AND DOES NOT CONSTITUTE A TAX OPINION. EACH STOCKHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO THEM AND FOR REFERENCE TO APPLICABLE PROVISIONS OF THE CODE.

Interests of Officers and Directors in this Proposal

Our officers and directors do not have any substantial interest, direct or indirect, in this proposal.

Required Vote of Stockholders

The affirmative vote of a majority of the outstanding shares of common stock of the Company as of the record date is required to approve this proposal. Proxies solicited by our board of directors will be voted for this proposal unless otherwise specified.

Board Recommendation

The board of directors recommends a vote “FOR” Proposal 1.

PROPOSAL 2:

APPROVAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY,

TO SOLICIT ADDITIONAL PROXIES

Introduction

The adjournment proposal, if adopted, will instruct the presiding officer of the Special Meeting to adjourn the Special Meeting, on one or more occasions, to a later date or dates to permit further solicitation of proxies. The adjournment proposal will only be presented to the Company’s stockholders in the event, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to approve the reverse stock split proposal (Proposal 1).

Consequences if the Adjournment Proposal is Not Approved

If the adjournment proposal is not approved by the Company’s stockholders, the presiding officer of the Special Meeting has the power under the bylaws of the Company to adjourn the Special Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to approve the Reverse Stock Split proposal (Proposal 1). The effect of the adjournment proposal is to require the presiding officer to undertake this action, rather than to leave it to his or her discretion.

Required Vote of Stockholders

The affirmative vote of a majority of the shares of common stock of the Company represented and entitled to vote on this item at the Special Meeting is required to approve this proposal. Proxies solicited by our board of directors will be voted for this proposal unless otherwise specified.

Board Recommendation

The board of directors recommends a vote “FOR” Proposal 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of common stock of Kaleyra by:

•	each person known to be the beneficial owner of more than 5% of the common stock of Kaleyra;

•	each of Kaleyra’s officers and directors; and

•	all executive officers and directors of Kaleyra as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including RSUs and warrants that are currently exercisable or exercisable within 60 days, or restricted stock units that will vest within 60 days. As of January 5, 2023 there were 45,359,035 shares of our common stock outstanding.

Unless otherwise indicated, Kaleyra believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock of Kaleyra beneficially owned by them.

Name and Address of Beneficial Owner (1)	Number of Shares	% of Class (2)
Esse Effe S.p.A. (3)	5,715,636	12.60%
EFFE PI Società Semplice (3)	5,808,740	12.81%
Maya Investments Limited (4)	5,336,081	11.76%
Dr. Avi S. Katz (5)	1,244,461	2.74%
Neil Miotto (6)	286,425	*
John Mikulsky	95,659	*
Dario Calogero	5,960,553	13.14%
Giacomo Dall’Aglio	201,855	*
Mauro Carobene	65,447	*
Matteo Lodrini	206,605	*
Nicola Junior Vitto	104,978	*
Geoffrey Grauer	34,320	*
Dr. Emilio Hirsch (3)	5,899,271	13.01%
Karin-Joyce Tjon Sien Fat	17,860	*
Kathleen Miller	17,860	*
All directors and executive officers (12 individuals) as a group	14,135,294	31.16%
MUST Asset Management Inc. (7)	3,567,733	7.87%
Lynrock Lake LP (8)	3,231,261	7.12%

*	Less than 1%.
(1)

Unless otherwise indicated, the business address of each of Dr. Avi S. Katz, Neil Miotto and John Mikulsky is 1731 Embarcadero Road, Suite 200, Palo Alto, CA 94303. The address for Esse Effe S.p.A. and EFFE PI Società Semplice is 41, Via Valeggio, Torino, Italy, 10129, Maya Investments Limited is Corso Di Porta Nuova 16, Milan, Italy, 20121 and the other individuals is c/o Kaleyra, Inc., 85 Broad Street, New York, NY 10004

(2)

Based on 45,359,035 shares of common stock outstanding on January 5, 2023. In accordance with SEC rules, percent of class as of January 5, 2023, is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities exercisable by that person or group within 60 days.

(3)

Esse Effe S.p.A is affiliated with EFFE PI Società Semplice (“EFFE PI”), which is affiliated with Dr. Emilio Hirsch who is a director of Kaleyra, and the shares are beneficially owned by EFFE PI and Mr. Hirsch.

(4)	Maya Investments Limited is affiliated with Dario Calogero and the shares are beneficially owned by Mr. Calogero who is the Chief Executive Officer and a director of Kaleyra.
(5)	Includes 158,989 shares of common stock underlying warrants that are currently exercisable.
(6)	Includes 17,666 shares of common stock underlying warrants that are currently exercisable.
(7)

Based on the Form 13G/A filed by MUST Asset Management Inc. as filed with the SEC on May 18, 2022. Eunmi Koo is reported as being a 50% shareholder of MUST Holdings Inc. and the chief executive officer of MUST Holdings Inc. Dooyong Kim is reported as being a 50% shareholder of MUST Holdings Inc. and the chief executive officer of MUST Asset Management Inc., a wholly-owned subsidiary of MUST Holdings Inc. The business address reported is 3F, Samsung SEI Tower, 39, Eonju-ro 30-gil, Gangnam-gu, Seoul, Republic of Korea.

(8)

Based on the Form 13G filed by Lynrock Lake LP with the SEC on February 14, 2022, Lynrock Lake Master Fund LP directly held 3,231,261 shares of common stock, which included 3,211,261 shares of common stock issuable upon conversion of the Company’s 6.125% Convertible Senior Note due 2026. Lynrock Lake LP is the investment manager of Lynrock Lake Master Fund LP, and pursuant to an investment management agreement, Lynrock Lake LP has been delegated full voting and investment power over securities of the Company held by Lynrock Lake Master Fund LP. Cynthia Paul, the Chief Investment Officer of Lynrock Lake LP and Sole Member of Lynrock Lake Partners LLC, the general partner of Lynrock Lake LP, may be deemed to exercise voting and investment power over securities of the Company held by Lynrock Lake Master Fund LP. The address of the foregoing entities is c/o Lynrock Lake LP, 2 International Drive, Suite 130, Rye Brook, NY 10573. The Information set forth in Part II of the Form 10-K for Fiscal Year ended December 31, 2021 under caption “Equity Compensation Plan Information” is incorporated herein by reference.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the board of directors knows of no other business that will be conducted at the Special Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS OR NOMINATIONS

TO BE PRESENTED AT NEXT ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), some stockholder proposals may be eligible for inclusion in our proxy statement for the 2023 annual meeting. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to the Secretary at our principal executive offices no later than the close of business on June 27, 2023 (120 days prior to the anniversary of this year’s mailing date). Failure to deliver a proposal in accordance with these procedures may result in it not being deemed timely received.

Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement for the 2023 annual meeting. Our Nominating and Corporate Governance Committee reviews all stockholder proposals and makes recommendations to the board for actions on such proposals. For information on qualifications of director nominees considered by our Nominating and Corporate Governance committee, see the “Corporate Governance” section of our proxy statement for our 2022 annual meeting filed with the Securities and Exchange Commission on October 21, 2022.

In addition, our Bylaws provide that any stockholder intending to nominate a candidate for election to the board or to propose any business at our 2023 annual meeting, other than non-binding proposals presented pursuant to Rule 14a-8 under the Exchange Act, must give notice to the Secretary at our principal executive offices, not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the notice of meeting (without regard to any postponements or adjournments of such meeting after the notice was first given). The notice must include the information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information concerning the proposing or nominating stockholder’s ownership of and agreements related to our stock. If the 2023 annual meeting is held more than 30 days before or after the first anniversary of the date of the 2022 annual meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 90th day prior to the 2023 annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. We will not entertain any proposals or nominations at the meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting under proxies that we solicit to vote in accordance with our best judgment on any stockholder proposal or nomination. To make a submission or request a copy of our Bylaws, stockholders should contact our Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Kaleyra stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our proxy materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our proxy materials mailed to you, please submit a request to our Corporate Secretary, or call ICR, Inc. at (203-682-8299), and we will promptly send you what you have requested. You can also contact ICR, Inc. at the phone number above if you received multiple copies of the Special Meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

By order of the Board of Directors

/s/ Dr. Avi S. Katz

Dr. Avi S. Katz

Chairman of the Board and Secretary

January 9, 2023

APPENDIX A

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KALEYRA, INC.

Kaleyra, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

1.

The name of the Corporation is Kaleyra, Inc. The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was October 9, 2017, under the name GigCapital, Inc.

2.

This Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation was duly authorized and adopted by the Corporation’s Board of Directors and stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware and amends the provisions of the Company’s Second Amended and Restated Certificate of Incorporation.

3.	The amendment to the existing Second Amended and Restated Certificate of Incorporation being effected hereby is as follows:

a.	Add the following paragraph at the end of the Fourth Section as a new Section 4.5:

“Section 4.5 Reverse Stock Split. Upon this Amendment to the Amended and Restated Certificate becoming effective pursuant to the DGCL (the “Reverse Stock Split Effective Time”), each two (2) to five (5) shares of Common Stock issued and outstanding immediately prior to the Reverse Stock Split Effective Time shall automatically be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, the exact ratio within the foregoing range to be determined by the Board prior to the Reverse Stock Split Effective Time and publicly announced by the Corporation, without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of common stock to round up to the next whole share.”

4.	This Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation shall be effective immediately upon filing with the Delaware Secretary of State.

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YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK ««« EASY

IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

Kaleyra, Inc.	Your Mobile or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern time, on February 13, 2023.

INTERNET – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote at the Meeting –

If you plan to attend the virtual online special meeting, you will need your 12 digit control number to vote electronically at the special meeting. To attend, visit:

https://www.cstproxy.com/kaleyra/sm2023

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY	Please mark your votes like this

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 and 2.

1	To approve an amendment of the Company’s certificate of incorporation to effect, at the discretion of the Board of Directors, a reverse stock split.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	To approve adjournment of the Special Meeting, if necessary, to solicit additional proxies.	FOR ☐	AGAINST ☐	ABSTAIN ☐

CONTROL NUMBER

Signature Signature, if held jointly Date 2023.
Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the

Special Meeting of Stockholders to be held on February 14, 2023:

To view the Proxy Statement for the Special Meeting, 2022 Annual

Report and to Attend the Special Meeting, please go to:

https://www.cstproxy.com/kaleyra/sm2023

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

KALEYRA, INC.

The undersigned appoints Dario Calogero and Dr. Avi S. Katz, and each of them as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Kaleyra, Inc. held of record by the undersigned at the close of business on January 5, 2023 at the Special Meeting of Stockholders of Kaleyra, Inc. to be held on February 14, 2023, or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 1 AND 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued, and to be marked, dated and signed, on the other side)